Exhibit 4.1.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SMITHTOWN BANCORP, INC.

Under Section 805 of the Business Corporation Law

[Filed with the State of New York Department of State on May 21, 1998]

The undersigned, being Chairman of the Board and President, of Smithtown Bancorp, Inc., a New York corporation, hereby certifies that:

FIRST. The name of the corporation is Smithtown Bancorp, Inc.

SECOND. The certificate of incorporation of the corporation was filed by the Department of State on May 7, 1984.

THIRD. The certificate of incorporation is amended to effect a two-for-one stock split of the corporation’s Common Stock, thereby increasing the number of shares which the corporation has authority to issue from 1,500,000 shares of Common Stock with a par value of $5.00 each to 3,000,000 shares of Common Stock with a par value of $2.50 each. Prior to the date hereof, there were 447,955 shares of Common Stock, par value $5.00, issued. As a result of this amendment, 895,910 shares of Common Stock, par value $2.50 will be issued. Prior to the date hereof, there were 1,052,045 shares of Common Stock, par value $5.00, unissued. As a result of this amendment, 2,104,090 shares of Common Stock, par value $2.50, will be unissued. To effect such change, Article FOURTH of the certificate of incorporation of the corporation is hereby amended in its entirety to read as follows:

"FOURTH. Number of Shares. The aggregate number of shares which the corporation shall have authority to issue shall be 3,100,000, of which 3,000,000 shall be designated as Common Shares with a par value of $2.50 each and 100,000 shall be designated as Preferred Shares with a par value of one cent ($0.01) each. Preferred Shares may be issued in series from time to time by the board of directors, and the board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, the Preferred Shares, including without limitation the following:

(a)	the distinctive serial designation of such series which shall distinguish it from other series;

(b)
the number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided by the board of directors in the resolution or resolutions providing for the issue of such series;

(c)
the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(d)
whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(e)
the amount or amounts which shall be payable out of the assets of the corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the corporation;

(f)
the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(g)
the obligation, if any, of the corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(h)
whether or not the shares of such series shall be convertible or exchangeable, at any time or at items at the option of the holder or holders thereof or at the option of the corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation, and the price or prices or rate or rates applicable thereto; and

(i)	the voting rights, if any, of the holders of the shares of such series."

FIFTH. The foregoing amendments of the certificate of incorporation were authorized by the Board of Directors of the corporation at a meeting duly called and held on February 24, 1998 followed by the favorable vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders duly called and held on April 7, 1998.

IN WITNESS WHEREOF, the undersigned have signed this certificate of amendment of certificate of incorporation on May 18, 1998 and affirm the statements contained herein as true under the penalties of perjury.

SMITHTOWN BANCORP, INC.

By:	/s/ BRADLEY E. ROCK
Name: Bradley E. Rock Title: Chairman of the Board and President

By:	/s/ JUDITH BARBER
Name: Judith Barber Title: Secretary